DEUTSCHE BANK BROKER/DEALER
AFFILIATES LIST
Name of Entity

Brokers to be included in Exhibit
Bank Inicjatyw Spoleczno-
Ekonomicznych SA
BT Opera Trading S.A.
IBOXX Ltd.
K & N Kenanga Bhd
Kenanga Deutsche Futures
Kenanga Deutsche Futures Sdn Bhd
MaxBlue Investimentos
Distribuidora de Titulos e Valores
Mobili rios
S.A.
Minex Corporation
Morgan Grenfell & Co Limited
Morgan Grenfell Private Equity
Limited
Morgan Grenfell Securities
Mortgage Ramp
MTS Japan Securities Co. Ltd.
Nissay Deutsche Asset Management
Europe Limited
"Osaka Stock Exchange Co., Ltd."
OTC Deriv Limited
Paladin Australia Limited
Pro Capital Spolka Akcyjna
 PT Deutsche Securities Indonesia
"Rued, Blass & Cie AG
Bankgeschaeft"
Swapswire Limited
Teleogic Limited
Tokai Deutsche Asset Management
Limited
Volbroker.com Limited
Yensai.com
Yieldbroker Pty Ltd.